Exhibit 4.5.2

Execution Counterpart

THE DOE RUN RESOURCES CORPORATION

SECURITY AGREEMENT

Dated as of October 29, 2002

State Street Bank and Trust Company, as Trustee, Collateral Agent

TABLE OF CONTENTS

1. Reference to Indenture; Definitions; Certain Rules of Construction
2. Security
2.1. Pledged Collateral
2.1.1. Tangible Personal Property
2.1.2. Rights to Payment of Money
2.1.3. Intangibles
2.1.4. Pledged Stock
2.1.5. Pledged Rights
2.1.6. Pledged Indebtedness
2.1.7. Chattel Paper, Instruments, etc.
2.1.8. Leases
2.1.9. Deposit Accounts
2.1.10. Credit Support
2.1.11. Books and Records
2.1.12. Insurance
2.1.13. Real Property
2.1.14. Motor Vehicles and Aircraft
2.1.15. All Other Property
2.1.16. Collateral Account
2.1.17. Proceeds and Products
2.1.18. Excluded Property
2.2. Certain Covenants with Respect to Pledged Collateral
2.2.1. Pledged Stock
2.2.2. Accounts and Pledged Indebtedness
2.2.3. No Liens or Restrictions on Transfer or Change of Control
2.2.4. Restrictions on Transfer
2.2.5. Jurisdiction of Organization
2.2.6. Location of Pledged Collateral
2.2.7. Trade Names
2.2.8. Insurance
2.2.9. Intellectual Property
2.2.10. Deposit Accounts
2.2.11. Commercial Tort Claims
2.2.12. Modifications to Pledged Collateral
2.2.13. Delivery of Documents
2.2.14. Perfection of Pledged Collateral
2.3. Administration of Pledged Collateral
2.3.1. Use of Pledged Collateral
2.3.2. Accounts

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2.3.3. Distributions on Pledged Securities
2.3.4. Voting Pledged Securities
2.4. Right to Realize upon Pledged Collateral
2.4.1. Obtaining the Pledged Collateral Upon an Event of Default
2.4.2. Receiver
2.4.3. General Authority
2.4.4. Marshaling
2.4.5. Waiver
2.4.6. Sales of Pledged Collateral
2.4.7. Sale without Registration
2.4.8. Exercise of Remedies
2.4.9. Unsatisfied Obligations
2.4.10. Application of Proceeds
2.5. Custody of Pledged Collateral
3. Future Subsidiaries; Further Assurances
4. Duty to Supplement
5. Successors and Assigns
6. Notices
7. Course of Dealing; No Implied Waivers; Waivers and Amendments
8. General Provisions
8.1. Defeasance
8.2. Collateral Agent
8.3. Expenses
8.4. No Strict Construction
8.5. Certain Acknowledgments
8.6. Venue; Service of Process. Each of the Pledgors and the Collateral Agent:
8.7. WAIVER OF JURY TRIAL
8.8. Interpretation; Governing Law; etc
8.9. Indemnity

EXHIBITS

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THE DOE RUN RESOURCES CORPORATION

SECURITY AGREEMENT

This Agreement, dated as of October 29, 2002, is among The Doe Run Resources Corporation, a New York corporation (the “Company”), the Subsidiaries of the Company from time to time party hereto and State Street Bank and Trust Company, as trustee and collateral agent (in such capacity, and together with any successors in such capacity, the “Collateral Agent”) under the Indenture (as defined below).  The parties agree as follows:

1.  Reference to Indenture; Definitions; Certain Rules of Construction.  Reference is made to the Indenture dated as of the date hereof, as amended and in effect from time to time (the “Indenture”), among the Company, as issuer, Fabricated Products, Inc., as guarantor, Doe Run Cayman Ltd., as guarantor, The Buick Resource Recycling Facility LLC, as guarantor, Doe Run Land Holdings, LLC, as guarantor, Doe Run Peru S.R.L., as guarantor, Doe Run Development S.A.C., as guarantor, and such other subsidiaries of the Company from time to time party thereto, and the Collateral Agent, as trustee, pursuant to which the Company has issued 11 ¾% Notes due 2008 (collectively the “Notes”) in the aggregate principal amount of $175,832,200.  Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.  Certain other capitalized terms are used in this Agreement as specifically defined below in this Section 1.  Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Agreement, (b) references to a particular Section shall include all subsections thereof, (c) the word “including” shall be construed as “including without limitation”, (d) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Note Documents and (g) references to “the date hereof” mean the date first set forth above.

“Accounts” is defined in Section 2.1.2.

“Agreement” means this Security Agreement as from time to time amended, modified and in effect.

“Bankruptcy Default” means an Event of Default referred to in section 6.01(8) or section 6.01(9) of the Indenture.

“Collateral Agent” is defined in the preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Exchange Offer” means the offer by the Company to the holders of Existing Securities to issue the Notes in exchange for Existing Securities in accordance with the terms of the Exchange Offer Documents.

“Exchange Offer Documents” means:

(a)                                  the Amended and Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances for All Outstanding 11.25% Senior Secured Notes due 2005, Series B, Senior Notes due 2005, Series B, and Floating Interest Rate Senior Notes due 2005, Series B, dated September 20, 2002, as amended and in effect from time to time, issued by the Company to the holders of Existing Securities in connection with the commencement of the Exchange Offer.

(b)                                 all other agreements, instruments and other documents (including press releases, advertisements and other communications) that (i) are filed by or on behalf of the Company, any of its Subsidiaries or any other Obligor with any federal or state regulatory authority or (ii) are otherwise authorized or entered into by the Company, any of its Subsidiaries or any other Obligor, in each case relating to the Exchange Offer.

“Existing Senior Secured Bonds” means the 11 ¼% Senior Secured Notes due 2005, Series B issued by the Company pursuant to the Indenture dated as of September 1, 1998, as amended and in effect from time to time, among the Company, its Subsidiaries party thereto, as guarantors, and the Collateral Agent, as trustee.

“Financing Debt” means each of the items described in clauses (i) – (v) of the definition of the term “Indebtedness” in the Indenture and, without duplication, any Guarantees of such items.

“Guarantees” means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

“Indenture” is defined in Section 1.

“Intangibles” means:

(a)                                  the amounts (as of the dates indicated in Exhibit B, as from time to time hereafter supplemented in accordance with Section 4) of all Financing Debt owing to the Company and its Subsidiaries and all agreements, Liens and Guarantees which relate to such Financing Debt;

(b)                                 the amounts (as of the dates indicated in Exhibit B, as from time to time hereafter supplemented in accordance with Section 4) of all Investments of the Company and its Subsidiaries, all agreements which relate to such Investments and all agreements which directly or indirectly require the Company or any Subsidiary to make any Investment;

(c)                                  material license agreements with respect to the products of the Company and its Subsidiaries, including the parties thereto and the expiration dates thereof; and

(d)                                 the Intellectual Property.

“Intellectual Property” is defined in Section 2.2.9.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

“Note” is defined in Section 1.

“Note Documents” means the Indenture and the Collateral Documents.

“Obligor” means the Guarantors, the Pledgors and each other Person guaranteeing or providing collateral for the Secured Obligations.

“Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof of any similar entities.

“Pledged Collateral” is defined in Section 2.1.

“Pledged Indebtedness” is defined in Section 2.1.6.

“Pledged Rights” is defined in Section 2.1.5.

“Pledged Securities” means the Pledged Stock, the Pledged Rights and the Pledged Indebtedness, collectively.

“Pledged Stock” is defined in Section 2.1.4.

“Pledgor” means each of the Company and the Subsidiaries of the Company from time to time party hereto, which Subsidiaries shall not include Doe Run Peru and its Subsidiaries.

“Secured Obligations” means (i) all Obligations of the Pledgors now existing or hereafter arising under or in respect of the Indenture and the Notes (including, without limitation, any Pledgor’s obligations to pay principal of, premium (if any), and interest on the Notes), (ii) all obligations of any Pledgor now existing or hereafter arising under or in respect of this Agreement and other Collateral Documents and (iii) all interest, charges, fees, costs, expenses, reimbursements, premiums, indemnities or other payments of any kind or nature which are owed in respect of amounts or instruments referred to in any of clauses (i) and (ii) above (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings, and including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. section 362(a)).

“Senior Debt” means all amounts due under the Senior Credit Facility.

“UCC” means the Uniform Commercial Code as in effect in Massachusetts on the date hereof; provided, however, that with respect to the perfection of the Collateral Agent’s Lien on the Pledged Collateral and the effect of nonperfection thereof, the term “UCC” means the Uniform Commercial Code as in effect in any jurisdiction the laws of which are made applicable by section 9-301 of the Uniform Commercial Code as in effect in Massachusetts.

2.  Security.

2.1.  Pledged Collateral.  As security for the payment and performance of the Secured Obligations, each Pledgor hereby mortgages, pledges and collaterally grants, transfers and assigns to the Collateral Agent for the benefit of the Holders, and, subject only to the Senior Lien, creates a security interest in favor of the Collateral Agent for the benefit of the Holders in, all of such Pledgor’s right, title and interest in and to (but none of its obligations or liabilities with respect to) the items and types of present and future property described in Sections 2.1.1 through 2.1.17 (subject, however, to Section 2.1.18), whether now owned or hereafter acquired, all of which shall be included in the term “Pledged Collateral”:

2.1.1.  Tangible Personal Property.  All goods, machinery, equipment, inventory and all other tangible personal property of any nature whatsoever, wherever located, including raw materials, work in process, finished parts and products, supplies, spare parts, replacement parts, merchandise for resale, computers, tapes, disks and computer equipment.

2.1.2.  Rights to Payment of Money.  All rights to receive the payment of money, including accounts and receivables, health care insurance receivables, rights to receive the payment of money under contracts, franchises, licenses, permits, subscriptions or other agreements (whether or not earned by performance), and rights to receive payments from any other source.  All such rights, other than Financing Debt, are referred to as “Accounts”.

2.1.3.  Intangibles.  All of the following (to the extent not included in Section 2.1.2):  (a) contracts, franchises, licenses, permits, subscriptions and other agreements and all rights thereunder; (b) rights granted by others which permit such Pledgor to sell or market items of personal property; (c) United States and foreign common law and statutory copyrights and rights in literary property and rights and licenses thereunder; (d) trade names, United States and foreign trademarks, service marks, internet domain names, registrations of any of the foregoing and related good will; (e) United States and foreign patents and patent applications; (f) computer software, designs, models, know-how, trade secrets, rights in proprietary information, formulas, customer lists, backlog, orders, subscriptions, royalties, catalogues, sales material, documents, good will, inventions and processes; (g) judgments, causes in action, commercial tort claims set forth on Exhibit A to this Agreement (which shall contain the information described in Section 2.2.11 of this Agreement) and the supplements thereto provided pursuant to Section 4 of the this Agreement or otherwise and other claims, whether or not inchoate; and (h) all other general intangibles, payment intangibles and intangible property and all rights thereunder, including such items set forth from time to time on Exhibit B to this Agreement (which exhibit shall set forth all Intangibles), or any supplements thereto provided pursuant to Section 4 or otherwise.

2.1.4.  Pledged Stock.  (a) All shares of capital stock or other evidence of beneficial interest in any corporation, business trust or limited liability company, (b) all limited partnership interests in any limited partnership, (c) all general partnership interests in any general or limited partnership, (d) all joint venture interests in any joint venture and (e) all options, warrants and similar rights to acquire such capital stock or such interests.  All such capital stock, interests, options, warrants and other rights are collectively referred to as the “Pledged Stock”.

2.1.5.  Pledged Rights.  All rights to receive profits or surplus of, or other distributions (including income, return of capital and liquidating distributions) from, any partnership, joint venture or limited liability company, including any distributions by any such Person to partners, joint venturers or members.  All such rights are collectively referred to as the “Pledged Rights”.

2.1.6.  Pledged Indebtedness.  All Financing Debt from time to time owing to such Pledgor from any Person.  All such Financing Debt is referred to as the “Pledged Indebtedness”.

2.1.7.  Chattel Paper, Instruments, etc.  All chattel paper (whether tangible or electronic), non-negotiable instruments, negotiable instruments, documents, securities and investment property.

2.1.8.  Leases.  All leases of personal property, whether such Pledgor is the lessor or the lessee thereunder.

2.1.9.  Deposit Accounts.  All general or special deposit accounts, including any demand, time, savings, passbook or similar account maintained by such Pledgor with any bank, trust company, savings and loan association, credit union or similar organization, and all money, cash and cash equivalents of such Pledgor, whether or not deposited in any such deposit account.

2.1.10.  Credit Support.  All collateral granted by third parties to, or held by, such Pledgor, and all letter of credit rights (whether or not the letter of credit is evidenced in writing) and other supporting obligations of such Pledgor.

2.1.11.  Books and Records.  All books and records, including books of account and ledgers of every kind and nature, all electronically recorded data (including all computer programs, disks, tapes, electronic data processing media and software used in connection with maintaining such Pledgor’s books and records), all files, correspondence and all containers for the foregoing.

2.1.12.  Insurance.  All insurance policies which insure against any loss or damage to any other Pledged Collateral or which are otherwise owned by such Pledgor.

2.1.13.  Real Property.  All real property and immovable property and fixtures, leasehold interests and easements wherever located, together with all estates and interests of such Pledgor therein, including lands, buildings, stores, manufacturing facilities and other structures erected on such property, fixed plant, fixed equipment and all permits, rights, licenses, benefits and other interests of any kind or nature whatsoever in respect of such real and immovable property.

2.1.14.  Motor Vehicles and Aircraft.  All motor vehicles and aircraft.

2.1.15.  All Other Property.  All other property, assets and items of value of every kind and nature, tangible or intangible, absolute or contingent, legal or equitable.

2.1.16.  Collateral Account.  All funds from time to time on deposit in the Collateral Account; all investments of such funds and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by Collateral Agent for or on behalf of any Pledgor in substitution for or in addition to any or all of the Pledged Collateral described above; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items described above.

2.1.17.  Proceeds and Products.  All proceeds, including insurance proceeds, and products of the items of Pledged Collateral described or referred to in Sections 2.1.1 through 2.1.16 and, to the extent not included in the foregoing, all distributions with respect to the Pledged Securities.

2.1.18.  Excluded Property.  Notwithstanding Sections 2.1.1 through 2.1.17, the payment and performance of the Secured Obligations shall not be secured by:

(a)  any contract, lease, license, permit or franchise that validly prohibits the creation by such Pledgor of a security interest in such contract, lease, license, permit or franchise (or in any rights or property obtained by such Pledgor under such contract, lease, license, permit or franchise); provided, however, that the provisions of this Section 2.1.18 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such contract, lease, license, permit or franchise (or such rights or property) or to the monetary value of the good will and other general intangibles of the Pledgors relating thereto;

(b)  any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein; provided, however, that the provisions of this Section 2.1.18 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such rights or property or to the monetary value of the good will and other general intangibles of the Pledgors relating thereto;

(c)  (i) any rights or property to the extent that such rights or property secure  purchase money financing therefor (including Capital Leases) permitted by the Indenture and the agreements providing such purchase money financing prohibit the creation of a further security interest therein or (ii) items of personal property hereafter acquired by the Pledgors in accordance with section 4.12 of the Indenture for so long as such items of personal property are subject to any Capitalized Lease Obligation, Lien or security interest; provided, however, that upon release of any purchase money security interest affecting such right or property or any Capitalized Lease Obligation, Lien or security interest affecting any such item of personal property, such right, property, or item of personal property shall constitute Pledged Collateral hereunder; provided further, however, that the provisions of this Section 2.1.18 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such rights or property or items of personal property or to the monetary value of the good will and other general intangibles of the Pledgors relating thereto;

(d)  more than 65% of the outstanding voting stock or other voting equity in any Subsidiary of the Company that is organized under the laws of, and conducts its business primarily in a jurisdiction outside of, the United States of America and that is not domesticated or dually incorporated under the laws of the United States of America or any state thereof to the extent that the pledge of voting stock or other voting equity above such amount would result in (i) a repatriation of a material amount of foreign earnings under the Internal Revenue Code (including the “deemed dividend” provisions of section 956 of the Internal Revenue Code) or (ii) a violation by Doe Run Peru or any of its Subsidiaries of the Peruvian Revolving Credit Facility or any replacement thereof;

(e)  any rights or property to the extent that such rights or property secure, as of the date hereof, the payment and performance of the Indebtedness of the Company and its Subsidiaries in respect of the Existing Senior Secured Bonds outstanding on the date hereof immediately after giving effect to the consummation of the Tender Offer and the Exchange Offer; provided, however, that the provisions of this Section 2.1.18 shall not prohibit the security interests created by this Agreement from extending to such rights or property after all such Existing Senior Secured Bonds have been (i) purchased, redeemed or defeased by the Company or any of its Affiliates or (ii) otherwise paid in full and discharged;

(f)  “Collateral” as defined in the U.S. Revolving Credit Facility as in effect on the Issue Date and whether or not such U.S. Revolving Credit Facility remains in effect; or

(g)  Margin Stock unless the applicable requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System have been satisfied.

In addition:  subject to the Senior Lien and the Intercreditor Agreement, certain Pledged Collateral may be released from the Lien of the Pledged Collateral in accordance with, and subject to, the terms of sections 10.03, 10.04 and 10.05 of the Indenture.

2.2.  Certain Covenants with Respect to Pledged Collateral.  Subject to the Senior Lien and the Intercreditor Agreement, each Pledgor covenants that:

2.2.1.  Pledged Stock.

(a)  All shares of capital stock, limited partnership interests, membership interests and similar securities included in the Pledged Stock shall be at all times duly authorized, validly issued, fully paid and (in the case of capital stock and limited partnership interests) nonassessable.  Each Pledgor will deliver or will cause the collateral agent for the holders of the Senior Debt to deliver, to the Collateral Agent certificates representing any Pledged Stock held by such Pledgor immediately upon the release of the Senior Lien on such Pledged Stock, accompanied by a stock transfer power executed in blank and, if the Collateral Agent so requests, with the signature guaranteed.  Any Pledged Stock that is not evidenced by a certificate held by such Pledgor will be described in appropriate control statements and UCC financing statements provided to the Collateral Agent and sufficient to grant a perfected first priority security interest in such Pledged Stock under the UCC as then in effect.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may transfer into its name or the name of its nominee any Pledged Stock, provided that such Pledged Stock is not subject to the Senior Lien at such time.  In the event the Pledged Stock includes any Margin Stock, such Pledgor will furnish to the Holders Federal Reserve Form U-1 and take such other action as the Collateral Agent may reasonably request to ensure compliance with applicable laws.

(b)  To the extent that any Pledged Stock pledged by any Pledgor consists of capital stock or similar securities of Doe Run Cayman, such Pledgor shall, immediately upon the release of the Senior Lien on such Pledged Stock and from time to time (following such release) at the request of the Collateral Agent, deposit with the  Collateral Agent:  (i) a transfer in substantially the form of Exhibit E in respect of such Pledged Stock, which transfer shall be undated and executed in blank by such Pledgor; (ii) a notice of charge in substantially form of Exhibit F in respect of such Pledged Stock, which notice of charge shall be addressed to Doe Run Cayman and executed by such Pledgor; (iii) a shareholder proxy in substantially the form of Exhibit G in respect of such Pledged Stock, which shareholder proxy shall be undated, issued in favor of the Collateral Agent and executed by such Pledgor; and (iv) the respective resignations of the directors of Doe Run Cayman, each of which resignations shall be undated and executed by the applicable director.

(c)  To the extent that any Pledged Stock pledged by any Pledgor consists of participations or similar securities of Doe Run Peru, such Pledgor and Doe Run Peru shall execute any public or private document, and take any other action, necessary to create and perfect the pledge of such Pledged Stock hereunder in accordance with applicable Peruvian law, including the execution of a pledge agreement and public deed in substantially the form of Exhibit H and the due registration of such pledge in the relevant Peruvian public registry promptly after the execution of such public deed.

(d)  Except with the prior written consent of the Collateral Agent, no Pledgor shall (i) sell or transfer, or otherwise dispose of (or attempt or agree to sell or transfer, or otherwise dispose of), any Pledged Stock or any interest therein or (ii) permit any Person (other than the Collateral Agent, any of its nominees or any Person acquiring such Pledged Stock pursuant to this Agreement) to be registered as, or become, the holder of such Pledged Stock.

(e)  Each Pledgor shall promptly forward to the Collateral Agent copies of all material notices, reports, accounts and other documents relating to any Pledged Stock that such Pledgor may receive from time to time (including all notices of meetings of shareholders) in its capacity as a holder of such Pledged Stock.

(f)  No Pledgor shall enter into, or suffer to exist, any agreement or arrangement that prohibits, restricts or conditions the creation of a Lien over the Pledged Stock in favor of the Collateral Agent.

(g)  Forthwith upon request by the Collateral Agent from time to time, each Pledgor shall obtain and/or give all approvals and/or consents required under applicable law and the organizational documents of such Pledgor in order to permit the acquisition of any Pledged Stock by the Collateral Agent, any of its nominees or any other Person pursuant to this Agreement.

2.2.2.  Accounts and Pledged Indebtedness.  Each Pledgor will, immediately upon release of the Senior Lien thereon, or, if received after the release of the Senior Lien, immediately upon receipt thereof, deliver to the Collateral Agent any promissory note or similar instrument representing any Account or Pledged Indebtedness, after having endorsed such promissory note or instrument in blank.

2.2.3.  No Liens or Restrictions on Transfer or Change of Control.  All Pledged Collateral shall be free and clear of any Liens and restrictions on the transfer thereof, including contractual provisions which prohibit the assignment of rights under contracts, except for Liens permitted by section 4.14 of the Indenture, including, without limitation, the Senior Lien, or by this Section 2.2.3.  Without limiting the generality of the foregoing, each Pledgor will in good faith attempt to exclude from agreements, instruments, deeds or leases to which it becomes a party after the date hereof provisions that would prevent such Pledgor from creating a security interest in such agreement, instrument, deed or lease or any rights or property acquired thereunder as contemplated hereby.  None of the Pledged Stock shall be subject to any option to purchase or similar rights of any Person, other than any such rights provided by the Senior Lien.  Except with the written consent of the Collateral Agent, which consent will not be unreasonably withheld, each Pledgor will in good faith attempt to exclude from any agreement, instrument, deed or lease any provisions that would restrict the change of control or ownership of DRA or any of its Subsidiaries, or the creation of a security interest in the ownership of DRA or any of its Subsidiaries.

2.2.4.  Restrictions on Transfer.  Except in accordance with the Indenture, no Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, other than the Senior Lien and the Lien and security interest granted to the Collateral Agent under this Agreement.  Subject to the Senior Lien and the Intercreditor Agreement, in the event that any Asset Sale made by a Pledgor in accordance with section 4.16 of the Indenture involves the sale of an asset which constitutes Pledged Collateral, such Pledgor shall deliver all Net Cash Proceeds received in respect of such item of Pledged Collateral to the Collateral Agent to be held by the Collateral Agent as Trust Moneys pursuant to the Indenture until such time as such Net Cash Proceeds are applied to an Asset Sale Offer or invested in a Related Business Investment in accordance with Article 11 of the Indenture.

2.2.5.  Jurisdiction of Organization.  Each Pledgor shall at all times maintain its jurisdiction of organization as set forth in Exhibit C to this Agreement, which exhibit shall set forth the jurisdiction of organization of each Pledgor, as in effect on the date hereof or, so long as such Pledgor shall have taken all steps reasonably necessary to perfect the Holders security interest in the Pledged Collateral with respect to such new jurisdiction, in such other jurisdiction as such Pledgor may specify by notice actually received by the Collateral Agent not less than 10 Business Days prior to such change of jurisdiction of organization.

2.2.6.  Location of Pledged Collateral.  Each Pledgor shall at all times keep its records concerning the Accounts at its chief executive office and principal place of business, which office and place of business shall be as set forth in Exhibit C to this Agreement, which exhibit shall set forth the chief executive office and principal place of business (as from time to time supplemented in accordance with Section 4) or, so long as such Pledgor shall have taken all steps reasonably necessary to perfect the Holders security interest in the Pledged Collateral with respect to such new address, at such other address as such Pledgor may specify by notice actually received by the Collateral Agent not less than 10 Business Days prior to such change of address.  No Pledgor shall at any time keep tangible personal property of the type referred to in Section 2.1.1 in any jurisdiction other than the jurisdictions specified in such Exhibit C (as so supplemented) or, so long as such Pledgor shall have taken all steps reasonably necessary to perfect the Holders security interest in the Pledged Collateral with respect to such other jurisdiction, other jurisdictions as such Pledgor may specify by notice actually received by the Collateral Agent not less than 10 days prior to moving such tangible personal property into such other jurisdiction.

2.2.7.  Trade Names.  No Pledgor will adopt or do business under any name other than its name or names designated in Exhibit C to the this Agreement, which shall set forth each trade name under which each Pledgor conducts its business, (as from time to time supplemented in accordance with Section 4) or any other name specified by notice actually received by the Collateral Agent not less than 10 Business Days prior to the conduct of business under such additional name.

2.2.8.  Insurance.  Each insurance policy included in, or insuring against loss or damage to, the Pledged Collateral, or insuring against liabilities of the Company and its Subsidiaries, shall name the Collateral Agent as additional insured party or as loss payee, as the case may be.  No such insurance policy shall be cancelable or subject to termination or reduction in amount or scope of coverage until after at least 30 days’ prior written notice from the insurer to the Collateral Agent.  At least 10 days prior to the expiration of any such insurance policy for any reason, the Pledgors shall furnish the Collateral Agent with evidence of a renewal or replacement policy and payment of the premiums therefor to the extent due.  Each Pledgor grants to the Collateral Agent full power and authority as its attorney-in-fact, effective upon notice to such Pledgor after the occurrence and during the continuance of an Event of Default, to obtain, cancel, transfer, adjust and settle any such insurance policy and to endorse any drafts thereon.  Subject to the Senior Lien and the

Intercreditor Agreement, each Pledgor acknowledges that any proceeds of insurance in respect of the Pledged Collateral are hereby assigned to the Collateral Agent.  Subject to the Senior Lien and the Intercreditor Agreement, in case of any loss or damage to any of the Pledged Collateral, all proceeds of insurance maintained by the Pledgors shall be paid to the Collateral Agent as Trust Moneys pursuant to Article 11 of the Indenture and shall be subject to retention and disbursement by the Collateral Agent in accordance with the terms of the Indenture; provided, however, any amounts that the Collateral Agent receives under any such policy (including return of unearned premiums) when no Event of Default has occurred and is continuing shall be delivered to the Pledgors for (a) the replacement, restoration and maintenance of the Pledged Collateral in the case of property insurance, (b) reimbursing insured liabilities in the case of liability insurance or (c) other corporate purposes permitted under the Indenture.  Any such amounts that the Collateral Agent receives after the occurrence and during the continuance of an Event of Default shall, at the Collateral Agent’s option, be applied to payment of the Obligations or to the replacement, restoration and maintenance of the Pledged Collateral in the case of property insurance or to the reimbursement of insured liabilities in the case of liability insurance.  If any Pledgor fails to provide insurance as required by this Agreement, the Collateral Agent may, at its option, purchase such insurance, and such Pledgor will on demand pay to the Collateral Agent the amount of any payments made by the Holders or the Collateral Agent for such purpose, together with interest on the amounts so disbursed from five Business Days after the date demanded until payment in full thereof at the highest rate then in effect under the Indenture.

2.2.9.  Intellectual Property.  Exhibit B to this Agreement (as supplemented from time to time in accordance with Section 4) shall set forth the following items (collectively, the “Intellectual Property”):

(a)  all copyrights owned by the Pledgors that are registered with the United States Copyright Office (or any office maintaining registration of copyrights in any foreign jurisdiction) and all applications for such registration;

(b)  all trademarks, service marks, owned by the Pledgors that are registered with the United States Patent and Trademark Office (or any office maintaining registration of such items in any state of the United States of America or any foreign jurisdiction) and all applications for such registration;

(c)  all United States and foreign patents and patent applications owned by the Pledgors; and

(d)  all internet domain names owned by the Pledgors and the registry with which each such domain name is registered.

The Pledgors shall duly authorize, execute and deliver to the Collateral Agent separate memoranda of security interests provided with respect to the foregoing Intellectual

Property for filing in the offices described above.  Upon the registration of any additional Intellectual Property (or the filing of applications therefor) in the offices described above or filing of any additional patent application or issuance of any additional patent to the Pledgors, the Pledgors shall (at least quarterly, as contemplated by Section 4) notify the Collateral Agent and duly authorize, execute and deliver to the Collateral Agent separate memoranda of security interests covering such additional Intellectual Property for filing in such offices.

2.2.10.  Deposit Accounts.  Exhibit D to this Agreement (as from time to time supplemented in accordance with Section 4) shall set forth all bank and deposit accounts held by the Pledgors.  Each Pledgor shall keep all its bank and deposit accounts only with the financial institutions listed on Exhibit D to this Agreement (as from time to time supplemented in accordance with Section 4).  Upon the request of the Collateral Agent, each Pledgor shall use reasonable efforts to cause such financial institutions to enter into account control agreements with the Collateral Agent.

2.2.11.  Commercial Tort Claims.  Exhibit A to this Agreement (as supplemented from time to time in accordance with Section 4) shall set forth all commercial tort claims held by the Pledgors and a description, in reasonable detail, of each such commercial tort claim.

2.2.12.  Modifications to Pledged Collateral.  Except with the prior written consent of the Collateral Agent, which consent will not be unreasonably withheld, no Pledgor shall amend or modify, or waive any of its rights under or with respect to, any material Accounts, general intangibles, Pledged Securities or leases if the effect of such amendment, modification or waiver would be to reduce the amount of any such items or to extend the time of payment thereof, to waive any default by any other party thereto, or to waive or impair any remedies of the Pledgors or the Holders under or with respect to any such Accounts, general intangibles, Pledged Securities or leases, in each case other than consistent with past practice in the ordinary course of business and on an arm’s-length basis.  Each Pledgor will promptly give the Collateral Agent written notice of any request by any Person for any material credit or adjustment with respect to any Accounts, general intangibles, Pledged Securities or leases.

2.2.13.  Delivery of Documents.  Upon the Collateral Agent’s reasonable request, each Pledgor shall deliver to the Collateral Agent, promptly upon such Pledgor’s receipt thereof, copies of any agreements, instruments, documents or invoices comprising or relating to the Pledged Collateral.  Pending such request, such Pledgor shall keep such items at its chief executive office and principal place of business (as specified pursuant to Section 2.2.6).

2.2.14.  Perfection of Pledged Collateral.

(a)  This Agreement creates and shall create in favor of the Collateral Agent, for the benefit of the Holders, a legal, valid and enforceable second priority security interest in the Pledged Collateral described herein, subject only to Liens permitted by section 4.14 of the Indenture, including, without limitation, the Senior Lien; provided, however, that such second priority security interest shall automatically become a legal, valid and enforceable first priority security interest with respect to any Pledged Collateral upon the release of such Pledged Collateral from the Senior Lien, subject only to Liens permitted by section 4.14 of the Indenture, and shall automatically become a legal, valid and enforceable first priority security interest with respect to all Pledged Collateral, subject only to Liens permitted by section 4.14 of the Indenture, upon the later of the payment in full (including, in each case, the termination of any obligations of any lenders to extend any credit to the Company in connection therewith) of (i) the Senior Debt or (ii) the Refinancing Debt.

(b)  Subject to the Intercreditor Agreement, the Collateral Agent may at any time and from time to time execute and file UCC financing statements, continuation statements and amendments thereto that describe the Pledged Collateral and contain any information required by the UCC or the applicable filing office with respect to any such UCC financing statement, continuation statement or amendment thereof.

(c)  Subject to the Intercreditor Agreement, upon the Collateral Agent’s reasonable request from time to time, the Pledgors will execute and deliver, and file and record in the proper filing and recording places, all such instruments, including UCC financing statements, collateral assignments of copyrights, trademarks and patents, mortgages or deeds of trust, notations on certificates of title and written confirmation of the grant of a security interest in commercial tort claims, and will take all such other action, as the Collateral Agent deems reasonably necessary for perfecting or otherwise confirming to the Collateral Agent the Pledged Collateral or to carry out any other purpose of this Agreement or any other Note Document.

(d)  Subject to the Intercreditor Agreement, the Pledgors shall use reasonable efforts to obtain (i) a written acknowledgment from any bailee having possession of any Pledged Collateral that such bailee holds such Pledged Collateral for the benefit of the Collateral Agent and (ii) control of any investment property, deposit accounts, letter of credit rights or electronic chattel paper.

2.3.  Administration of Pledged Collateral.  Subject to the Intercreditor Agreement, the Pledged Collateral shall be administered as follows, and if an Event of Default shall have occurred and be continuing, Section 2.4 shall also apply.

2.3.1.  Use of Pledged Collateral.  Subject to the terms of Indenture, including without limitation, sections 4.16 and 10.12 thereof, until the Collateral Agent provides written notice to the contrary, and so long as no Default or Event of Default shall have occurred or be continuing, each Pledgor may use, commingle and dispose of any part of the Pledged Collateral (other than Trust Moneys) in the ordinary course of its business.

2.3.2.  Accounts.  To the extent specified by prior written notice from the Collateral Agent after the occurrence and during the continuance of an Event of Default, all sums collected or received and all property recovered or possessed by any Pledgor in connection with any Pledged Collateral shall be received and held by such Pledgor in trust for and on the Holders behalf, shall be segregated from the assets and funds of such Pledgor, and shall be delivered to the Collateral Agent for the benefit of the Holders.  Without limiting the foregoing, upon the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default, each Pledgor shall institute depository collateral accounts, lock-box receipts and similar credit procedures providing for the direct receipt of payment on Accounts at a separate address, the segregation of such proceeds for direct payment to the Collateral Agent and appropriate notices to Account debtors.  Upon the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default, each Pledgor will cause its accounting books and records to be marked with such legends and segregated in such manner as the Collateral Agent may specify.

2.3.3.  Distributions on Pledged Securities.

(a)  Until an Event of Default shall occur and be continuing, the respective Pledgors shall be entitled, to the extent permitted by the Note Documents, to receive and retain all distributions on or with respect to the Pledged Securities (other than distributions constituting additional Pledged Securities, liquidating distributions or Trust Moneys).  All distributions constituting additional Pledged Securities or liquidating distributions, and not constituting Trust Moneys, will be retained by the Collateral Agent (or if received by any Pledgor shall be held by such Pledgor in trust and shall be immediately delivered by such Pledgor to the Collateral Agent in the original form received, endorsed in blank) and held by the Collateral Agent as part of the Pledged Collateral.  All distributions constituting Trust Moneys will be retained by the Collateral Agent pursuant to Article 11 of the Indenture (or if received by any Pledgor shall be held by such Pledgor in trust and shall be immediately delivered by such Pledgor to the Collateral Agent in the original form received, endorsed in blank) and shall be subject to retention and disbursement by the Collateral Agent in accordance with the terms of the Indenture.

(b)  If an Event of Default shall have occurred and be continuing, all distributions on or with respect to the Pledged Securities shall be retained by the Collateral Agent (or if received by any Pledgor shall be held by such Pledgor in trust and shall be immediately delivered by such Pledgor to the Collateral Agent) to be held by the Collateral Agent as part of the Pledged Collateral or applied promptly by the Collateral Agent in accordance with the terms of the Indenture.

2.3.4.  Voting Pledged Securities.

(a)  Until an Event of Default shall occur and be continuing and the Collateral Agent shall have delivered a notice contemplated by Section 2.3.4(b), the respective Pledgors shall be entitled to vote or consent with respect to the Pledged Securities in any manner not inconsistent with the terms of any Note Document, and the Collateral Agent will, if so requested, execute appropriate revocable proxies therefor.

(b)  If an Event of Default shall have occurred and be continuing, then, if and to the extent that the Collateral Agent shall so notify in writing the Pledgor pledging the Pledged Securities in question, subject to the Senior Lien, only the Collateral Agent shall be entitled to vote or consent or take any other action with respect to such Pledged Securities (and such Pledgor will, if so requested, execute appropriate proxies therefor).

2.4.  Right to Realize upon Pledged Collateral.  Except to the extent prohibited by applicable law that cannot be waived, and subject to the Intercreditor Agreement, this Section 2.4 shall govern the rights of the Holders and the Collateral Agent to realize upon the Pledged Collateral if any Event of Default shall have occurred and be continuing. Subject to the Intercreditor Agreement, the provisions of this Section 2.4 are in addition to any rights and remedies available at law or in equity and in addition to the provisions of any other Note Document.  In the case of a conflict between this Section 2.4 and any other Note Document, other than the Intercreditor Agreement, or any other provision of this Agreement this Section 2.4 shall govern.

2.4.1.  Obtaining the Pledged Collateral Upon an Event of Default.  If an Event of Default shall have occurred and be continuing, then and in every such case, Collateral Agent shall, in accordance with the terms of and at the times specified in the Indenture, but subject to the Senior Lien and the Intercreditor Agreement:

(a)  Personally, or by agents or attorneys, take possession of the Pledged Collateral or any part thereof, from the Pledgors, or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located and remove such Pledged Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of such Pledgor.

(b)  Sell, assign or otherwise liquidate, or direct any Pledgor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation.

(c)  Take possession of the Pledged Collateral or any part thereof, by directing the Pledgors in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent and reasonably convenient to the Pledgors and the

Collateral Agent, in which event, such Pledgor shall at its own expense: (a) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there to be delivered to the Collateral Agent; (b) store and keep any Pledged Collateral to be delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent; and (c) while the Pledged Collateral shall be so stored  and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  The Pledgors’ obligation to deliver the Pledged Collateral is of the essence of this Agreement.  Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Pledgors of such obligation.

2.4.2.  Receiver.  The Collateral Agent may have a receiver appointed for all or any portion of the Pledgors’ assets or business which constitutes the Pledged Collateral in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Pledged Collateral in accordance with the terms of the Note Documents, to continue the operations of the Pledgors and to collect all revenues and profits therefrom to be applied to the payment of the Secured Obligations, including the compensation and expenses of such receiver.

2.4.3.  General Authority.  To the extent specified in written notice from the Collateral Agent to any Pledgor, such Pledgor grants the Collateral Agent full and exclusive power and authority, subject to the other terms hereof and applicable law, to take any of the following actions (for the sole benefit of the Collateral Agent on behalf of the Holders and the holders from time to time of any Secured Obligations, but at such Pledgor’s expense):

(a)  to ask for, demand, take, collect, sue for and receive all payments in respect of any Accounts, general intangibles, Pledged Securities or leases which such Pledgor could otherwise ask for, demand, take, collect, sue for and receive for its own use;

(b)  to extend the time of payment of any Accounts, general intangibles, Pledged Securities or leases and to make any allowance or other adjustment with respect thereto;

(c)  to settle, compromise, prosecute or defend any action or proceeding with respect to any Accounts, general intangibles, Pledged Securities or leases and to enforce all rights and remedies thereunder which such Pledgor could otherwise enforce;

(d)  to enforce the payment of any Accounts, general intangibles, Pledged Securities or leases, either in the name of such Pledgor or in its own name, and to endorse the name of such Pledgor on all checks, drafts, money orders and other instruments tendered to or received in payment of any Pledged Collateral;

(e)  to notify the third party payor with respect to any Accounts, general intangibles, Pledged Securities or leases of the existence of the security interest created hereby and to cause all payments in respect thereof thereafter to be made directly to the Collateral Agent; provided, however, that whether or not the Collateral Agent shall have so notified such payor, such Pledgor will at its expense render all reasonable assistance to the Collateral Agent in collecting such items and in enforcing claims thereon; and

(f)  to use, operate, sell, transfer, assign or otherwise deal in or with any Pledged Collateral or the proceeds thereof, as fully as such Pledgor otherwise could do.

2.4.4.  Marshaling.  Neither the Holders nor the Collateral Agent shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Pledgor, any other guarantor or pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any collateral therefor or any direct or indirect guarantee thereof.  Neither the Holders nor the Collateral Agent shall be required to marshal the Pledged Collateral or any guarantee of the Secured Obligations or to resort to the Pledged Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Note Document shall be cumulative.

2.4.5.  Waiver.  (a)  To the extent it may lawfully do so, each Pledgor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Holders or the Collateral Agent, any valuation, stay, appraisement, extension, redemption, moratorium or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Pledged Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.  Without limiting the generality of the foregoing, each Pledgor (i) agrees that it will not invoke or utilize any law which might prevent, cause a delay in or otherwise impede the enforcement of the rights of any Holder or the Collateral Agent in the Pledged Collateral, (ii) waives its rights under all such laws, and (iii) agrees that it will not invoke or raise as a defense to any enforcement by any Holder or the Collateral Agent of any rights and remedies relating to the Pledged Collateral or the Secured Obligations any legal or contractual requirement with which any Holder or the Collateral Agent may have in good faith failed to comply.

(b)  In addition, except as otherwise provided herein, each Pledgor waives any right to prior notice  or judicial hearing in connection with the taking possession of, foreclosure on or disposition of any Pledged Collateral, including any such right which such Pledgor would otherwise have under the Constitution of the United States of America, any state or territory thereof or any other jurisdiction and, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law.  Any sale of, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of any Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against the Pledgors and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, or any part thereof, from, through or under the Pledgors.

2.4.6.  Sales of Pledged Collateral.  (a)  During the continuance of an Event of Default, the Collateral Agent may, in accordance with the terms of and at the times specified in the Indenture, from time to time exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code, as in effect in any relevant jurisdiction, at the time of an Event of Default, and the Collateral Agent may also, without notice (except as specified below) demand, or advertisement, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit, for future delivery or for other value, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(a)  At any sale or sales of Pledged Collateral, the Collateral Agent, any Holder or any of their respective affiliates or assigns, may bid for and purchase all or any part of the property and rights so sold, may use all or any portion of the Secured Obligations owed to such Holder as payment for the property or rights so purchased, and upon compliance with the terms of such sale may hold and dispose of such property and rights without further accountability to the respective Pledgors, except for the proceeds of such sale or sales pursuant to Section 2.4.10.  The Pledgors acknowledge that any such sale will be made by the Collateral Agent on an “as is” basis with disclaimers of all warranties, whether express or implied (including warranties with respect to title, possession, quiet enjoyment and other similar warranties).  The respective Pledgors will execute and deliver or cause to be executed and delivered such instruments, documents, assignments, waivers, certificates and affidavits, will supply or cause to be supplied such further information and will take such further action, as the Collateral Agent shall reasonably request in connection with any such sale.  The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

(b)  Each Pledgor agrees that, to the extent notice of sale shall be required by law, 10 days’ notice from Collateral Agent of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters, and that a shorter amount of notice shall be commercially reasonable if the Pledged Collateral to be sold threatens to decline speedily or is of a type customarily sold on a recognized market.  No notification need be given to a Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.  In addition to the rights and remedies provided in this Agreement and the other Note Documents, the Collateral Agent shall have all the rights and remedies of a secured party under the Uniform Commercial Code, as in effect in any relevant jurisdiction.

2.4.7.  Sale without Registration.  If, at any time when the Collateral Agent shall determine to exercise its rights hereunder to sell all or part of the securities included in the Pledged Collateral, the securities in question shall not be effectively registered under the Securities Act (or other applicable law), the Collateral Agent may, in its sole discretion, sell such securities by private or other sale not requiring such registration in such manner and in such circumstances as the Collateral Agent may deem necessary or advisable in order that such sale may be effected in accordance with applicable securities laws without such registration and the related delays, uncertainty and expense.  Without limiting the generality of the foregoing, in any event the Collateral Agent may, in its sole discretion, (a) approach and negotiate with a single purchaser or one or more possible purchasers to effect such sale, (b) restrict such sale to one or more purchasers each of whom will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such securities and (c) cause to be placed on certificates representing the securities in question a legend to the effect that such securities have not been registered under the Securities Act (or other applicable law) and may not be disposed of in violation of the provisions thereof.  Each Pledgor agrees that such manner of disposition is commercially reasonable, that it will upon the Collateral Agent’s request give any such purchaser access to such information regarding the issuer of the securities in question as the Collateral Agent may reasonably request and that the Holders and the Collateral Agent shall not incur any responsibility for selling all or part of the securities included in the Pledged Collateral at any private or other sale not requiring such registration, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration under the Securities Act (or other applicable law) or until made in compliance with certain other rules or exemptions from the registration provisions under the Securities Act (or other applicable law).  Each Pledgor acknowledges that no adequate remedy at law exists for breach by it of this Section 2.4.5 and that such breach would not be adequately compensable in damages and therefore agrees that this Section 2.4.5 may be specifically enforced.

2.4.8.  Exercise of Remedies.  Notwithstanding any other provision of this Agreement to the contrary, Collateral Agent shall exercise, or shall refrain from exercising, any remedy provided for in this Section 2.4, in accordance with the terms of and at the times specified in the Indenture.

2.4.9.  Unsatisfied Obligations.  Notwithstanding any other provision of this Agreement to the contrary, if, after giving effect to any sale, transfer or other disposition of any or all of the Pledged Collateral pursuant hereto and after the application of the proceeds hereunder to the Secured Obligations, if any Secured Obligations remain unpaid or unsatisfied, each Pledgor shall remain liable for the unpaid and unsatisfied amount of such Secured Obligations.

2.4.10.  Application of Proceeds.  Subject to the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in this Section 2.4 shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by Collateral Agent in accordance with the terms of the Indenture.

2.5.  Custody of Pledged Collateral.  Except as provided by applicable law that cannot be waived, the Collateral Agent will have no duty as to the custody and protection of the Pledged Collateral, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Pledged Collateral in its possession.  The Holders will not be liable or responsible for any loss or damage to any Pledged Collateral, or for any diminution in the value thereof, by reason of the act or omission of any Collateral Agent selected by the Collateral Agent acting in good faith.

3.  Future Subsidiaries; Further Assurances.  If, at any time after the date hereof, any Person becomes a Subsidiary of the Company, then the Company will, within five Business Days after such Person becomes a Subsidiary of the Company, cause such Person to join this Agreement as a Pledgor, in each case pursuant to a joinder agreement in form and substance reasonably satisfactory to the majority of the Holders; provided, however, that if such Person becomes a Subsidiary of Doe Run Peru, then such Person will not be required to join this Agreement as a Pledgor.  Each of the Pledgors will, promptly upon the request of the Collateral Agent from time to time, execute, acknowledge and deliver, and file and record, all such instruments, and take all such action, as the Collateral Agent deems reasonably necessary or advisable to carry out the intent and purpose of this Agreement.

4.  Duty to Supplement.  The Company shall furnish to the Collateral Agent supplements to the exhibits to this Agreement showing any changes to the information set forth in such exhibits not previously furnished to the Collateral Agent in writing as soon as possible after the end of each fiscal quarter and in any event (i) within 90 days after the end of each fiscal year of the Company and (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company.

5.  Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of the Holders and the Collateral Agent and their respective successors and assigns and shall be binding upon the Pledgors and their respective successors and assigns.  No Pledgor may assign its rights or obligations under this Agreement without the written consent of the Collateral Agent.

6.  Notices.  Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing.  Any notice, consent, approval, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, unless actual receipt of the notice is required by this Agreement, five business days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

If to any Pledgor, to it at its address set forth on Exhibit C to this Agreement, to the attention of its chief financial officer.

If to the Collateral Agent, to it at State Street Bank and Trust Company, Goodwin Square, 225 Asylum, 23rd Floor, Hartford, CT  06103 telecopy number (860) 244-1897, to the attention of Corporate Trust Administration, Ref: Doe Run.

7.  Course of Dealing; No Implied Waivers; Waivers and Amendments.  No course of dealing between any Holder or the Collateral Agent, on one hand, and any Pledgor or any other Obligor, on the other hand, shall operate as a waiver of any of the rights of the Holders or the Collateral Agent under this Agreement or any other Note Document or with respect to the Secured Obligations.  In particular, no delay or omission on the part of any Holder or the Collateral Agent in exercising any right under this Agreement or any other Note Document or with respect to the Secured Obligations shall operate as a waiver of such right or any other right hereunder or thereunder.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  No waiver, consent or amendment with respect to this Agreement shall be binding unless it is in writing and signed by the Collateral Agent or the majority of the Holders.

8.  General Provisions.

8.1.  Defeasance.  This Agreement shall terminate upon compliance by the Pledgors with all the conditions precedent set forth in Article 8 of the Indenture for satisfaction and discharge of the Indenture and, at the Company’s written request, accompanied by such certificates and other items as the Collateral Agent shall reasonably deem necessary, the Pledged Collateral shall revert to the Pledgors and the right, title and interest of the Holders and the Collateral Agent therein shall terminate.  Thereupon, on the Pledgors’ demand and at their cost and expense, the Collateral Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, and shall redeliver to the Pledgors any Pledged Collateral then in its possession; provided, however, that Section 8 shall survive the termination of this Agreement.

8.2.  Collateral Agent.  Collateral Agent has been appointed as collateral agent pursuant to the Indenture.  The actions of the Collateral Agent hereunder are subject to the provisions of the Indenture.  Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Pledged Collateral), in accordance with the Indenture.  Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Indenture.  Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement.  After any retiring Collateral Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.

8.3.  Expenses.  Each Pledgor will upon demand pay, without limitation, to the Collateral Agent the amount of any and all reasonable expenses, including the fees and expenses of its counsel and the allocated costs of the  Collateral Agent’s internal counsel and the fees and expenses of any experts and agents which the Collateral Agent may incur in connection with (i) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iv) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or (v) the failure, by any Pledgor to perform or observe any of the provisions hereof.  All amounts payable by the Pledgors under this Section 8.3 shall be due upon demand and shall be part of the Secured Obligations.  The Pledgors’ obligations under this Section 8.3 shall survive the discharge of the Pledgors’ other obligations under this Agreement.

8.4.  No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents with counsel sophisticated in financing transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Note Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Note Documents.

8.5.  Certain Acknowledgments.  Each of the Pledgors acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents;

(b)  neither any Holder nor the Collateral Agent has any fiduciary relationship with or duty to the Obligors arising out of or in connection with this Agreement or any other Note Document, and the relationship between the Obligors, on one hand, and the Holders and the Collateral Agent, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Obligors and the Holders.

8.6.  Venue; Service of Process. Each of the Pledgors and the Collateral Agent:

(a)  irrevocably submits to the nonexclusive jurisdiction of the state courts of The State of New York and to the nonexclusive jurisdiction of the United States District Court for the District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Note Document or the subject matter hereof or thereof;

(b)  waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of any such proceeding is improper, or that this Agreement or any other Note Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

(c)  consents to service of process in any such proceeding in any manner and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 6 is reasonably calculated to give actual notice; and

(d)  waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

8.7.  WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PLEDGORS AND THE COLLATERAL AGENT WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE CONDUCT OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND

WHETHER IN CONTRACT OR TORT OR OTHERWISE.  Each of the Pledgors acknowledges that it has been informed by the Collateral Agent that the foregoing sentence constitutes a material inducement upon which each of the Holders has relied, is relying and will rely in entering into the Indenture and any other Note Document.  Any Pledgor, any Holder or the Collateral Agent may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Pledgors and the Collateral Agent to the waiver of their rights to trial by jury.

8.8.  Interpretation; Governing Law; etc.  Time is (and shall be) of the essence in this Agreement and the other Note Documents.  All covenants, agreements, representations and warranties made in this Agreement or any other Note Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by each Holder, notwithstanding any investigation made by any Holder or the Collateral Agent on its behalf, and shall survive the execution and delivery to the Holders hereof and thereof.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  This Agreement and the other Note Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral, with respect to such subject matter.  This Agreement is a Note Document and may be executed in any number of counterparts, which together shall constitute one instrument.  This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or any other Note Document or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The State of New York.

8.9.  Indemnity

(a)  Each Pledgor agrees to indemnify, pay and hold harmless Collateral Agent and the officers, directors, employees, agents and affiliates of Collateral Agent (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs (including, without limitation, settlement costs), reasonable expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Indenture or the Notes (including, without limitation, any misrepresentation by a Pledgor in this Agreement, the Indenture or the Notes) (the

“indemnified liabilities”); provided that a Pledgor shall have no obligation to an Indemnitee  hereunder with respect to indemnified liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) by a court of competent jurisdiction that such indemnified liability arose from the negligence or bad faith of that Indemnitee.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Pledgor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.  Collateral Agent shall give Pledgors prompt notice of the assertion of any alleged indemnified liabilities and allow Pledgors to assist in defending same.

The Collateral Agent shall also have all the rights, benefits, immunities and indemnities as described in the last paragraph of Section 7.07 of the Indenture.

(b)  Survival.  The obligations of Pledgors contained in this Section 8.10 shall survive the termination of this Agreement and the discharge of Pledgors’ other obligations under this Agreement.

(c)  Reimbursement.  Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Pledged Collateral.

[Security Agreement]

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.

THE DOE RUN RESOURCES CORPORATION

By:	/s/ Marvin Kaiser
Title: Executive Vice President

DOE RUN CAYMAN LTD.

By:	/s/ Marvin Kaiser
Title: Executive Vice President

DR LAND HOLDINGS, LLC

By:	/s/ Marvin Kaiser
Title: Manager

FABRICATED PRODUCTS, INC.

By:	/s/ Marvin Kaiser
Title: Executive Vice President

THE BUICK RESOURCE RECYCLING FACILITY LLC

By:	/s/ Marvin Kaiser
Title: CFO

[Security Agreement]

STATE STREET BANK AND TRUST COMPANY,
as Trustee and Collateral Agent under the Indenture

By:	/s/ Gregory M. Donovan
Title: Assistant Vice President

EXHIBIT A

COMMERCIAL TORT CLAIMS

EXHIBIT B

INTANGIBLES

EXHIBIT C

PLEDGORS

EXHBIT D

BANK AND DEPOSIT ACCOUNTS

EXHIBIT E

DOE RUN CAYMAN LTD.

Share Transfer Certificate

We, The Doe Run Resources Corporation (the “Transferor”), for good and valuable consideration received by us from                                             (the “Transferee”), do hereby:

(1)  transfer to the Transferee thirteen (13) shares of US$1.00 par value (the “Shares”) standing in our name in the register of members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of execution of this Share Transfer Certificate; and

(2)  consent that our name remains on the register of members of the Company until such time as the Company enters the Transferee’s name in the register of members of the Company.

And we, the Transferee, do hereby agree to take the Shares subject to the same conditions.

Signed by the Transferor on the
      day of                          , 20
in the presence of:

Witness	Transferor

Signed by the Transferee on the day of , 20 in the presence of:

Witness	Transferee

EXHIBIT F

NOTICE OF PLEDGE

, 20

To:                              The Directors of Doe Run Cayman Ltd.
P.O. Box 309 GT, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands

Dear Sirs:

Re:  Security Agreement

We hereby notify you that pursuant to a Security Agreement dated the 29th day of October, 2002 (the “Charge”) among The Doe Run Resources Corporation, its subsidiaries from time to time party thereto and State Street Bank and Trust Company, as trustee and collateral agent (the “Collateral Agent”), the Pledgor (as defined in the Charge) has granted a first priority security interest over the thirteen (13) shares standing in its name in Doe Run Cayman Ltd. and represented by certificate number 5 in the register of members of Doe Run Cayman Ltd. and, at any time after the Collateral Agent notifies you that an Event of Default (as defined in the Charge) has occurred and is continuing, you are hereby instructed to take such steps to register the Collateral Agent or its nominee as the registered holder of the shares pursuant to the Charge.

Yours faithfully,

for and on behalf of
The Doe Run Resources Corporation

EXHIBIT G

IRREVOCABLE PROXY

DOE RUN CAYMAN LTD.

The undersigned, The Doe Run Resources Corporation, being the registered legal owner of thirteen (13) issued shares of US$1.00 par value (the “Shares”) in the share capital of Doe Run Cayman Ltd. (the “Company”), a company incorporated in the Cayman Islands, hereby makes, constitutes and appoints State Street Bank and Trust Company, as trustee and collateral agent (the “Attorney”), as the true and lawful attorney and proxy of the undersigned with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Shares represented by the Share Certificate(s) of the Company at all general meetings of shareholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing and/or enforcing the rights of the Attorney pursuant to the Charge referred to below and the undersigned hereby ratifies and confirms all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

The Shares have been charged to the Attorney pursuant to a Security Agreement dated October 29, 2002 among The Doe Run Resources Corporation, its subsidiaries from time to time party thereto and the Attorney (the “Charge”).

This power and proxy is coupled with an interest and is irrevocable and shall remain irrevocable, provided that unless and until the occurrence of an Event of Default as defined in the Indenture (as defined in the Charge) the Attorney may not exercise any powers granted under this power and proxy.

This power and proxy shall terminate with no further effect upon the release of the Charge pursuant to the terms thereof.

IN WITNESS whereof this instrument has been duly executed as a Deed this                    .

SIGNED, SEALED and	)
DELIVERED by	)
[ ] as attorney in fact for	)
The Doe Run Resources Corporation	)
In the presence of:

Witness

EXHIBIT H

PERUVIAN PLEDGE AGREEMENT